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                                                                  Exhibit (d)(3)

                                                                  EXECUTION COPY


                                VOTING AGREEMENT

                  VOTING AGREEMENT, dated as of January 30, 2000 (this "Agreement") by and among Calendar Acquisition Corp., a Wisconsin corporation ("Merger Sub"), Mark Train ("Chief Executive Officer"), Vincent L. Martin, ("Chairman," and together with the Chief Executive Officer, the "Executives"), Janet D. Martin ("Chairman's Wife") and Martin Family Foundation (the "Foundation," and collectively with the Executives and Chairman's Wife, the "Stockholders").

                                    RECITALS

                  Merger Sub, Jason Incorporated, a Wisconsin corporation (the "Company"), the Executives and the other parties named therein propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") providing for the merger of Merger Sub with and into the Company, in which the Company will be the surviving entity, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement as entered into on the date hereof.

                  As of the date hereof, the Stockholders are the record and beneficial owner of an aggregate of 7,686,683 shares of Company Common Stock (the "Existing Shares" and, together with any shares of Company Common Stock acquired by the Stockholders after the date hereof, whether upon the exercise of warrants, options or rights, the conversion or exchange of any Existing Shares or convertible or exchangeable securities or by means of purchase, dividend, distribution or otherwise, the "Subject Shares").

                  As an inducement and a condition to entering into the Merger Agreement, Merger Sub has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

                  The Stockholders and Merger Sub desire to set forth their agreement with respect to the voting of the Subject Shares in connection with the Merger Agreement and the Transactions upon the terms and subject to the conditions set forth herein.

                                    AGREEMENT

                  To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

                  1. Covenants of the Stockholders. Until the termination of this Agreement in accordance with Section 8, the Stockholders agree as follows:
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                           (a) Agreement to Vote. At any meeting of shareholders
of the Company called for the approval of the Merger Agreement, the Transactions or any Third Party Transaction, however called, or at any adjournment thereof, or in connection with any written consent of the holders of shares of Company Common Stock, or in any other circumstances in which the Stockholders are entitled to vote, consent or give any other approval with respect to the Merger Agreement, the Transactions or any Third Party Transaction, the Stockholders shall vote (or cause to be voted) the Subject Shares at the sole discretion and direction of Merger Sub with respect to adoption and approval of the Merger Agreement, the Transactions or any Third Party Transaction and the approval of the terms thereof and each of the other actions contemplated by this Agreement, the Merger Agreement or any Third Party Transaction and any amendments hereto or thereto.

                  At any meeting of shareholders of the Company, however called, or at any adjournment thereof, or in connection with any written consent of the holders of shares of Company Common Stock or in any other circumstances in which the Stockholders are entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Merger Sub, the Stockholders shall vote (or cause to be voted) the Subject Shares against the following actions:

                                    (i) any action or agreement that would
result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or the Executives under the Merger Agreement or of the Stockholders hereunder; or

                                    (ii) any action or agreement that could
reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger and/or the other Transactions, including, but not limited to: (A) the adoption by the Company of a proposal regarding (1) the acquisition of the Company by merger, tender offer or otherwise by any person other than Merger Sub or any designee thereof (a "Third Party"), or any other merger, combination or similar transaction with any Third Party; (2) the acquisition by a Third Party of 5% or more of the assets of the Company and its subsidiaries, taken as a whole (whether by the acquisition of assets or securities of, or any merger, consolidation or other business combination involving, the Company or any of its subsidiaries); (3) the acquisition by a Third Party of 5% or more of the outstanding shares of Company Common Stock, or (4) the repurchase by the Company and/or any of its subsidiaries of 5% or more of the outstanding shares of Company Common Stock; (B) any amendment of the Company's Articles of Incorporation or By-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction could in any manner reasonably be expected to impede, prevent or nullify the Merger, the Merger Agreement or the Transactions, or change in any manner the rights and privileges, including, without limitation, voting rights of any class of the Company's capital stock; (C) any change in the management or board of directors of the Company that could in any manner reasonably be expected to impede, prevent or nullify the Merger, the Merger Agreement or the Transactions;
(D) any material change in the present capitalization (other than pursuant to the Contribution Agreement) or dividend policy of the Company; or (E) any other material change in the Company's corporate structure or business. The Stockholders, in their capacity as shareholders of the Company, further agree not to commit or agree to take any action inconsistent with the foregoing agreements.


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                           (b) PROXIES. AS SECURITY FOR THE AGREEMENTS OF THE
STOCKHOLDERS PROVIDED FOR HEREIN, THE STOCKHOLDERS HEREBY GRANT TO MERGER SUB AN IRREVOCABLE PROXY TO VOTE THE SUBJECT SHARES AS INDICATED IN SECTION 1(a) ABOVE. THE STOCKHOLDERS AGREE THAT THIS PROXY SHALL BE IRREVOCABLE DURING THE TERM OF THIS AGREEMENT AND COUPLED WITH AN INTEREST AND EACH OF THE STOCKHOLDERS AND MERGER SUB WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. THE STOCKHOLDERS HEREBY REVOKE ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDERS WITH RESPECT TO THE SUBJECT SHARES.

                           (c) Transfer Restrictions. The Stockholders agree not
to (i) sell, transfer, tender pursuant to a tender offer, pledge, encumber, assign or otherwise dispose of or hypothecate (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of the Stockholders (collectively, "Transfer")), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of any of the Subject Shares other than pursuant to the terms hereof and the Merger Agreement, (ii) enter into any voting arrangement or understanding with respect to the Subject Shares, whether by proxy, voting agreement or otherwise, or (iii) take any action that could reasonably be expected to make any of such Stockholders' representations or warranties contained herein untrue or incorrect or could reasonably be expected to have the effect of preventing or disabling the Stockholders from performing any of their obligations hereunder; provided, that notwithstanding anything contained herein to the contrary, after the date hereof, the Chairman may Transfer any of his Subject Shares to the Foundation and such Subject Shares shall remain subject to and fully bound by the terms of this Agreement. Notwithstanding anything contained herein to the contrary, the restrictions contained in this Section 1(c) shall not apply with respect to any Transfer of Subject Shares by any Stockholder pursuant to applicable laws of descent and distribution; provided, that such proposed transferee must agree to take such Subject Shares subject to and to be fully bound by the terms of this Agreement applicable to such Subject Shares by executing a joinder to this Agreement substantially in the form attached hereto as Exhibit B and delivering such executed joinder to the Secretary of Merger Sub as soon as reasonably possible after such Transfer.

                           (d) Stop Transfer. The Stockholders hereby authorize
and request the Company and its counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting of the Subject Shares). The Stockholders agree with, and covenant to, Merger Sub that the Stockholders shall not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such Transfer is made in compliance with this Agreement and the Merger Agreement. In the event of a stock dividend or distribution, or any change in the shares of Company Common Stock by reason of any


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stock dividend or distribution, or any change in the shares of Company Common
Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Subject Shares may be changed or exchanged. The Stockholders shall be entitled to receive and retain any cash dividend paid by the Company during the term of this Agreement until the Subject Shares are canceled in the Merger.

                           (e) Appraisal Rights. THE STOCKHOLDERS HEREBY
IRREVOCABLY WAIVE ANY AND ALL RIGHTS WHICH THEY MAY HAVE AS TO APPRAISAL, DISSENT OR ANY SIMILAR OR RELATED MATTER WITH RESPECT TO THE MERGER OR THE OTHER TRANSACTIONS.

                  2. Representations and Warranties of the Stockholders. Each Stockholder hereby severally but not jointly represents and warrants to Merger Sub as of the date hereof as follows:

                           (a) No Conflict. The execution and delivery of this
Agreement by such Stockholder does not, and the consummation by such Stockholder of the transactions contemplated hereby will not, (i) to such Stockholder's knowledge, violate any Law applicable to such Stockholder, (ii) prevent or materially delay the consummation of the Merger or the other Transactions or
(iii) to such Stockholder's knowledge, result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party, except for any such breaches or defaults which would not materially impair the ability of such Stockholder to consummate the transactions contemplated hereby.

                           (b) Required Filings and Consents. To such
Stockholder's knowledge, the execution and delivery of this Agreement by such Stockholder does not, and the consummation by such Stockholder of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any government or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws, the rules of any applicable exchange, state takeover laws, the pre-merger notification requirements of the HSR Act, and filings and recordation of appropriate merger documents as required by Wisconsin Law or any other applicable law or regulation.

                           (c) Shares. The Existing Shares of such Stockholder
are, and the Subject Shares of such Stockholder as of the Effective Time will be, owned beneficially and of record by such Stockholder, except as otherwise permitted by this Agreement. The Existing Shares and all warrants, options or other rights to acquire any shares of Company Common Stock (including the applicable exercise price) owned, of record or beneficially, by such Stockholder are set forth opposite such Stockholder's name on Schedule 2(c) attached hereto. The Existing Shares of such


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Stockholder constitute all of the shares of Company Common Stock owned of record or beneficially by such Stockholder as of the date hereof. All of the Existing Shares of such Stockholder are issued and outstanding and except as set forth on
Schedule 2(c) attached hereto, such Stockholder does not own, of record or beneficially, any warrants, options or other rights to acquire any shares of Company Common Stock. Such Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 1 hereof, sole power to demand appraisal rights (to the extent such rights are available) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares of such Stockholder, and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in
Section 1 hereof, sole power to demand appraisal rights (to the extent such rights are available) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares of such Stockholder as of the Effective Time, in each case with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Such Stockholder has good and valid title to the Existing Shares of such Stockholder and at all times during the term hereof and on the Effective Time will have good and valid title to the Subject Shares of such Stockholder, in each case, free and clear of all Liens, except pursuant to the Pledge Agreement (as defined below), this Agreement, the Merger Agreement or applicable securities laws.

                           (d) No Finder's Fees. No broker, investment banker,
financial advisor or other person is entitled to any broker's finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

                  3. Representations and Warranties of Chairman. Chairman additionally represents and warrants to Merger Sub that as of the date hereof no event of default has occurred, or will occur as a result of the execution and delivery of this Agreement or the Merger Agreement by Chairman or as a result of the consummation of the transactions contemplated hereby and thereby, under (i) the Amended and Restated Credit Agreement, dated June 22, 1999, by and among Bank One, Wisconsin ("Bank One"), Chairman and Swiss-Tech, LLC (the "Credit Agreement"), (ii) the Amended and Restated Collateral Pledge Agreement, dated June 22, 1999 by and between Bank One and Chairman (the "Pledge Agreement") or
(iii) any other Collateral Document (as defined in the Credit Agreement).

                  4. Representations and Warranties of Merger Sub. Merger Sub hereby represents and warrants to the Stockholders as of the date hereof as follows:

                           (a) Organization. Merger Sub is a corporation duly
organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

                           (b) Corporate Authorization; Validity of Agreement;
Necessary Action. Merger Sub has full corporate power and authority to execute and deliver this Agreement and to


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consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors and no other corporate action or proceedings on the part of Merger Sub is necessary to authorize the execution and delivery by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders, constitutes a valid and binding obligation of Merger Sub, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law), an implied covenant of good faith and fair dealing and considerations of public policy.

                           (c) No Conflict. The execution and delivery of this
Agreement by Merger Sub does not, and the consummation by Merger Sub of the transactions contemplated hereby by will not (i) conflict with or violate the charter documents, By-laws or other organizational documents of Merger Sub, (ii) conflict with or violate any Law applicable to Merger Sub or by which any property or asset of Merger Sub is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, have a Merger Sub Material Adverse Effect, or (iii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any property or asset of Merger Sub is bound or affected, except for any such breaches or defaults which would not materially impair the ability of Merger Sub to consummate the transactions contemplated hereby.

                           (d) Required Filings and Consents. The execution and
delivery of this Agreement by Merger Sub does not, and the consummation by Merger Sub of the transactions contemplated hereby will not require any consent, approval, authorization or permit of, or filing with or notification to, any government or subdivision thereof, or any administration, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws, the rules of any applicable stock exchange, state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by Wisconsin Law or any other applicable state law, and (ii) where the failure to obtain such other consents, approvals, authorizations, or permits, or to make such filings or notifications would not materially impair the ability of Merger Sub to consummate the transactions contemplated hereby.

                  5. Additional Agreements of Executives. Immediately after the closing of the Merger:


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                           (a) the Executives agree to enter into a Stockholders
Agreement and a Registration Rights Agreement substantially in the form attached hereto as Exhibit A-1 and Exhibit A-2, respectively;

                           (b) the Chief Executive Officer agrees to, and Merger
Sub agrees to cause the Company to, enter into an Employment Agreement with the Company substantially in the form attached hereto as Exhibit A-3; and

                           (c) the Chairman agrees to, and Merger Sub agrees to
cause the Company to, enter into an Employment Agreement with the Company substantially in the form attached hereto as Exhibit A-4.

                  6. Further Assurances. From time to time prior to the Effective Time, at any other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Merger Agreement.

                  7.       Additional Covenants of the Stockholders.

                           (a) Filings. The Stockholders shall furnish to Merger
Sub all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including, without limitation, all information required to be included in the Proxy Statement, a
Schedule 13D filing and a Schedule 13e-3 filing) in connection with the transactions contemplated by the Merger Agreement.

                           (b) Confidentiality. Each Stockholder shall, and
shall use its reasonable best efforts to cause its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, as applicable, to, keep confidential and not disclose to any other person or use for its own benefit or the benefit of any other person, any trade secrets or other confidential proprietary information in its or their possession or control regarding Merger Sub, Parent, Saw Mill or any of their respective affiliates. The obligation of the Stockholders under this Section 7(b) shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 7(b); or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or Governmental Authority; provided, however, that, in any such case, the Stockholder subject to such requirement shall notify Merger Sub as early as reasonably practicable prior to disclosure to allow Merger Sub to take appropriate measures to preserve the confidentiality of such information.

                           (c) Public Announcements. The Stockholders shall
consult with Merger Sub before issuing (and give one another a reasonable opportunity to comment on) any press release or otherwise making any public statements with respect to this Agreement, the Merger Agreement


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or any of the Transactions. Prior to the Closing, the Stockholders shall not issue any such press release or make any such public statement without the prior consent of Merger Sub, except as may be required by Law and, in such case, shall use reasonable efforts to consult with Merger Sub prior to such release or statement being issued.

                           (d) Merger Agreement. Each of the Executives agrees
to perform all of his obligations under the Contribution Agreement and the Merger Agreement, including such Executive's obligation to consummate the Chairman Contribution and the CEO Contribution (as such terms are defined in the Contribution Agreement).

                           (e) Credit Agreement. Chairman agrees to remove as
soon as possible, but in no event later than 60 days after the date hereof, any Liens imposed on the Subject Shares pursuant to the Credit Agreement, the Pledge Agreement or any other Collateral Document (as defined in the Credit Agreement).

                           (f) Termination of Other Agreements. Immediately
after the consummation of the Merger, (a) each of the Executives agrees that the Shareholder Voting Agreement made effective as of December 30, 1985 by and between the Executives shall automatically terminate without any further action by the Executives and shall have no further force and effect and (b) each of the Executives and the Chairman's Wife shall, and shall cause the Company and the other parties named therein to, terminate the Stock Purchase Agreement entered into as of December 30, 1985 by and among the Company, the Executives, the Chairman's Wife and the other parties named therein, as amended by the Amendment Agreement, dated February 28, 1986, and the Second Amendment Agreement, dated January 23, 1987.

                  8. Termination. This Agreement (other than Sections 6, 7(b), 7(c) and 9 hereof) shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earliest to occur of (a) the Effective Time, (b) termination of the Merger Agreement pursuant to Section 9.01(a), (b) or (e) thereof or (c) nine months following the termination of the Merger Agreement pursuant to Section 9.01(c), (d), (f) or (g) thereof. Nothing in this Section 8 shall relieve any party of liability for breach of this Agreement.

                  9.       Fees and Expenses.

                           (a) In the event that the transactions contemplated
by the Merger Agreement are not consummated due to a material breach of any representation, warranty, covenant or other agreement of any Stockholder set forth in this Agreement or the Merger Agreement, then, in addition to the remedies at law or equity for breach of the Merger Agreement or this Agreement, the Executives shall, to the extent Merger Sub is not reimbursed by the Company pursuant to the terms of the Merger Agreement, reimburse Merger Sub (or at Merger Sub's direction, Saw Mill) by wire transfer of immediately available funds to an account specified by Merger Sub an amount (such


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amount, the "Reimbursable Expenses") in cash equal to the lesser of (i) the aggregate amount of (x) the costs, fees and expenses of counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to the negotiation, preparation and execution of this Agreement, the Merger Agreement and the attempted financing and consummation of the transactions contemplated by this Agreement and the Merger Agreement (including investment banking and commitment fees), the related documentation and the shareholders' meetings and consents ("Costs"), including without limitation, the legal fees of the providers of the Commitment Letters and (y) out-of-pocket expenses, in each case, of Parent, Merger Sub, Saw Mill and/or any of their respective affiliates (as such Reimbursable Expenses may be estimated by Saw Mill in good faith prior to the date of such reimbursement, subject to an adjustment between the parties upon Saw Mill's definitive determination of such Reimbursable Expenses) and (ii) $1,500,000.

                           (b) Notwithstanding anything contained herein to the
contrary, the obligations of the Executives under this Section 9 shall be several.

                           (c) Except as otherwise provided in this Section 9,
all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party incurring such expenses.

                  10.      General Provisions.

                           (a) Amendment. This Agreement may not be amended
except by an instrument in writing signed by the party to be charged therewith.

                           (b) Notices. All notices and other communications
hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

                               (i)   if to Merger Sub:

                                     Saw Mill Capital LLC
                                     22 Saw Mill River Road
                                     Hawthorne, New York 10532
                                     Telecopy: (914) 592-8548
                                     Attention: Howard Unger
                                                Scott Budoff


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                                     with copies (which shall not constitute
                                     notice) to:

                                     Kirkland & Ellis
                                     Citicorp Center
                                     153 East 53rd Street
                                     New York, New York  10022
                                     Telecopy:  (212) 446-4900
                                     Attention: Frederick Tanne, Esq.
                                                W. Brian Raftery, Esq.

                               (ii)  if to the Chief Executive Officer, to:

                                     Mark Train
                                     Jason Incorporated
                                     411 E. Wisconsin Avenue, Suite 2120
                                     Milwaukee, Wisconsin 53202
                                     Telephone No.: (414) 277-9300
                                     Telecopy No.:  (414) 277-9445

                                     with a copy (which shall not constitute
                                     notice) to:

                                     Foley & Lardner
                                     777 East Wisconsin Avenue
                                     Milwaukee, Wisconsin  53202-5367
                                     Telephone No.:  (414) 271-2400
                                     Telecopy No.:   (414) 297-4900
                                     Attention:      Joe Tyson

                               (iii) if to the Chairman, Chairman's Wife or the
                                     Foundation, to:

                                     Vincent L. Martin
                                     Jason Incorporated
                                     411 E. Wisconsin Avenue, Suite 2120
                                     Milwaukee, Wisconsin 53202
                                     Telephone No.: (414) 277-9300
                                     Telecopy No.:  (414) 277-9445

                                     with a copy (which shall not constitute
                                     notice) to:

                                     Foley & Lardner
                                     777 East Wisconsin Avenue
                                     Milwaukee, Wisconsin 53202-5367


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
                                     Telephone No.: (414) 271-2400
                                     Telecopy No.:  (414) 297-4900
                                     Attention: Joe Tyson

                           (c) Interpretation. Whenever the words "include,"
"includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to January 30, 2000.

                           (d) Counterparts. This Agreement may be executed in
two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                           (e) Entire Agreement; No Third Party Beneficiaries.
This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                           (f) Severability. If any term or other provision of
this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

                           (g) Assignment. Neither this Agreement nor any of the
rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in Merger Sub's sole discretion, any or all of their respective rights, interests and obligations hereunder to any affiliate of Merger Sub (including Saw Mill). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, heirs, agents, representatives, trust beneficiaries, attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators.

                           (h) Enforcement; Governing Law; Waiver of Jury Trial.


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                               (i)  The parties hereto agree that irreparable
damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                               (ii) The provisions of this Agreement shall be
governed by and construed in accordance with the laws of the State of Wisconsin (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

                  *          *          *          *          *


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                  IN WITNESS WHEREOF, Merger Sub and the Stockholders have
caused this Agreement to be executed as of the date first written above.


                                               CALENDAR ACQUISITION CORP.



                                               By: /s/   Howard Unger
                                                   -----------------------------
                                                   Name: Howard Unger
                                                   Title:   President


                                               STOCKHOLDERS



                                               /s/  Mark Train
                                               ---------------------------------
                                               Mark Train



                                               /s/  Vincent L. Martin
                                               ---------------------------------
                                               Vincent L. Martin



                                               /s/  Janet D. Martin
                                               ---------------------------------
                                               Janet D. Martin


                                               MARTIN FAMILY FOUNDATION



                                               By: /s/   Vincent L. Martin
                                                  ------------------------------
                                                  Name:  Vincent L. Martin
                                                  Title: Trustee



                                               By: /s/   Janet D. Martin
                                                  ------------------------------
                                                  Name:  Janet D. Martin
                                                  Title: Trustee

                                  SCHEDULE 2(c)


                            Existing Shares     Options/Warrants
 Name of Stockholder           Owned by            Owned by          Exercise Price of
                              Stockholder         Stockholder         Options/Warrants
Chief Executive Officer       3,256,679

Chairman                      4,221,796

Chairman's Wife                  73,746

Foundation                      134,462